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                                 EXHIBIT 23.1.1

                          CONSENT OF BROWN & WOOD LLP


                                                          FEBRUARY 28, 2001


      We consent to the reference to this firm under the heading "Risk Factors--Judicial, Legislative or Regulatory Action That May Adversely Affect Your Investment--Future Voter Initiatives, Referenda or other State Legislative Action May Invalidate the Securitization Bonds or Their Underlying Assets" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                                  Very truly yours,

                                                  /s/ Brown & Wood LLP